USA Mobility, Inc. Investor Conference Call

May 4, 2012

10:00 a.m. Eastern Time

Operating Results for the 1st Quarter Ended March 31, 2012

Operator: Good morning and welcome to USA Mobility’s 1st Quarter Investor Call. Today’s call is being recorded. Online today we have Vince Kelly, President and Chief Executive Officer, Shawn Endsley, Chief Financial Officer, Chris Heim, President of the Company’s software subsidiary, Amcom, and Dan Mayleben, Chief Operating Officer of Amcom. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our first quarter investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2011 Form 10-K, our first quarter Form 10-Q — which we expect to file later today — and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

I want to begin this morning by highlighting what we believe was another quarter of substantial achievement and steady progress for USA Mobility. On a consolidated basis, we reported solid performance combining both of our major lines of business. On the Wireless side, we again ended the quarter ahead of our key operating goals for total revenue, operating cash flow, average revenue per unit (or ARPU), and operating expenses. In addition, our Wireless sales force continued to meet or exceed the Company’s plan for subscribers, including gross additions and net churn. At the same time, our Software business made further progress. While bookings came in lower than expected, quarter-over-quarter revenue increased, our backlog rose to a new high, and we expanded our pipeline of prospective accounts. We also successfully launched several new Software solutions for the Healthcare market. Overall, we were able to maintain strong consolidated cash flow margins, operate profitably while reducing expenses, and once again return capital to our stockholders in the form of dividend distributions.

Shawn will discuss our financial results in more detail in a few minutes, but first I want to review some of the key accomplishments we achieved during the quarter.

1.	Wireless Subscriber trends continued to show significant improvement in the first quarter. The annual rate of subscriber erosion improved to 11.5 percent, the lowest loss rate in the Company’s history, while our quarterly loss rate improved to 3.0 percent, also among the best in many years. These positive results were due to an outstanding performance by our Wireless sales team, which achieved 45,000 direct gross placements during the quarter, equal to the prior quarter, while reducing gross disconnects versus the prior quarter. We are pleased to see these improving trends in our Wireless business, especially within our sizable Healthcare segment, which continues to be our top performing market segment.

2.	Wireless revenue trends also continued to improve during the first quarter, with the annual rate of revenue erosion improving to 14.8 percent on a comparable basis from 16.3 percent a year ago. The improvement in Wireless Revenue erosion benefited in part from relatively stable paging ARPU over the past few quarters, with total ARPU of $8.50 in the first quarter down only slightly from $8.51 in the fourth quarter. Going forward, we still anticipate a gradual decline in both Wireless subscribers and revenue, but we also expect the pace of erosion to remain relatively low.

3.	Our Software business reported higher revenue in the first quarter, compared to the prior quarter, along with a record high backlog at March 31st. In addition, Amcom’s pipeline of sales prospects has grown substantially in recent months due to its increasingly diversified customer base, expanding range of product offerings, and ongoing application development initiatives. However, Software bookings for the quarter came in below our estimates as a number of anticipated sales were pushed back. While those results were disappointing, we expect to make up the shortfall in future quarters. Also, as we noted in our press release yesterday, Amcom earlier this week acquired a software management solution from IMCO Technologies that will help hospitals improve patient care and safety by expediting the delivery of critical test results to caregivers. I will make some additional comments on our Software business and sales strategy in a few minutes.

4.	We continued to make substantial progress in reducing operating expenses in the first quarter, with most of the cost reduction coming from our Wireless operations, consistent with our long-term business plan. Excluding depreciation, amortization and accretion, recurring operating expenses for our Wireless business declined 18 percent over the past year, once again outpacing the 14.8 percent annual rate of Wireless revenue decline. Going forward, we expect operating expenses in our Wireless business will continue to decline. However, we expect a certain portion of those cost savings to be offset by additional investment in our Software business as we continue to reposition the Company for long-term growth.

5.	Our strong performance from Wireless, combined with a solid contribution from Software, resulted in first quarter-consolidated EBITDA of $18.8 million. This represented a consolidated margin of 33.1 percent versus 33.0 percent a year ago on a pro forma basis. First quarter EBITDA margin for Wireless was 39.5 percent, an increase from both the fourth quarter and year-earlier quarter. While we are pleased to report continued margin expansion in our Wireless business, as I have said on previous calls, it will be difficult for us to sustain Wireless EBITDA margins at these levels going forward as our ability to reduce Wireless operating expenses becomes more challenging over time.

6.	Finally, once again we generated sufficient free cash flow during the quarter to return capital to stockholders in the form of cash dividends. We paid a regular quarterly dividend of $0.25 per share on March 30th. In addition, our Board of Directors on May 3rd declared a regular quarterly dividend of $0.25 per share to be paid June 22nd. Including the March 30th dividend, we have now returned a total of $446.0 million to our shareholders over the past seven years. I will comment further on our capital allocation strategy in a few minutes.

Overall, we are very pleased with our operating performance in the first quarter and believe we are well positioned to achieve further progress throughout 2012. We met or exceeded the majority of our key operating goals, generated significant free cash flow, returned capital to stockholders, and completed a successful first year with our Software business. In addition, we repaid our outstanding debt early in the second quarter and became a debt-free company once again. Despite these accomplishments, we know there is much more work to be done as we continue to transition from a declining Wireless business to a growing Software business. As we pursue that goal, however, I assure you we will continue to aggressively execute our business plan and actively explore opportunities to create value for our stakeholders.

I’ll comment further on our operating performance and related business activities in a few minutes, but first our Chief Financial Officer, Shawn Endsley, will review first quarter financial results and share additional observations on our recent operating performance... Shawn.

Mr. Endsley Thanks Vince, and good morning.

Before I review our operating and financial results, as Vince mentioned, we expect to file our first quarter Form 10-Q later today. Given the various adjustments that resulted from our acquisition of Amcom in the first quarter of 2011, I encourage you to review the Form 10-Q for all year over year data comparisons, as well as all other aspects of our business operations and financial performance.
As Vince noted, we are pleased with our first quarter financial results, which were in line with previously announced financial guidance for both our Wireless and Software businesses. Lower subscriber churn, reduced operating expenses and a stable ARPU contributed to strong cash flows and high margins in our Wireless business, while the Software business, despite lower than expected bookings, reported a higher backlog and a solid pipeline of future sales leads.

Wireless

Looking first at our Wireless business, we were especially pleased with the improvement in both subscriber and revenue trends during the quarter. With respect to our customer base, we ended the quarter with 1,617,000 units-in-service, a net decrease of 51,000 units, compared to a decline of 60,000 units in the first quarter of 2011. The quarterly rate of subscriber loss improved to 3.0 percent from 3.2 percent in the year-earlier quarter, while our annual rate of net unit loss improved to 11.5 percent from 12.9 percent a year ago, reaching its best level in more than seven years.

Gross Placements for Wireless totaled 45,000 units in the first quarter, compared to 51,000 units in the first quarter of 2011, while Gross Disconnects declined to 96,000 units from 112,000 units in the year-earlier quarter. As a result, the disconnect rate improved to 5.8 percent in the first quarter from 6.0 percent in the year-earlier quarter.

Healthcare continued to be our most stable market segment with the highest rate of gross placements and lowest rate of net unit losses. The gross placement rate for Healthcare in the first quarter was 3.3 percent, while the net unit loss rate was 1.4 percent. Overall, Healthcare accounted for 77.9 percent of gross placements and 62.5 percent of paging revenue in our direct channel during the quarter. At March 31st, Healthcare represented 63.6 percent of our Wireless subscriber base, compared to 59.5 percent a year ago.

Total ARPU was $8.50 in the first quarter, compared to $8.51 in the fourth quarter and $8.72 in the first quarter of 2011. While we still expect paging ARPU to decline slowly going forward, we are pleased that overall pricing levels have remained relatively stable over the past few quarters. Looking ahead, we will continue to evaluate pricing actions based on competitive factors.

Revenue from the Wireless business totaled $44.3 million in the first quarter, compared to $52.5 million in the first quarter of 2011. The quarterly rate of revenue erosion was 4.9 percent, compared to 3.9 percent in the year-earlier quarter, while the annual rate of revenue erosion improved to 15.7 percent in the quarter from 16.3 percent a year ago. I would note that in 2012 we transferred the responsibility for our Wireless systems sales to our Software business. As a result, excluding systems sales revenue in the first quarter of 2011 of $0.6 million, our quarterly rate of revenue erosion on a comparable basis would have improved to 3.6 percent and the annual rate of revenue erosion would have improved to 14.8 percent.

Paging Revenue declined 3.2 percent in the first quarter to $41.9 million from $43.2 million in the fourth quarter, while Wireless Product and Related Sales, Cellular Revenue, and Other Revenue declined 27.0 percent, 33.1 percent, and 22.6 percent, respectively, from the prior quarter. Collectively, the latter three revenue categories represented only 5.4 percent of total Wireless Revenue in the first quarter.

Software

Turning to our Software business, Revenue for the first quarter totaled $12.5 million, up slightly from the fourth quarter. Of that amount, $6.4 million was Maintenance Revenue and $6.1 million was Operations Revenue. Maintenance Revenue includes ongoing support of a software application, while Operations Revenue includes software licenses, professional services and equipment sales. On a pro forma basis, excluding a $0.9 million reduction in maintenance revenue for purchase accounting adjustments and assuming a full quarter of Amcom results, Software Revenue for first quarter of 2011 would have been $13.1 million.

Software Bookings for the first quarter totaled $12.4 million, compared to $15.2 million in the fourth quarter and pro forma bookings in the first quarter of 2011 of $13.7 million (which included a large one-time order of $2.7 million). Bookings are all purchase orders received from customers during the quarter and represent future revenue that will be realized upon installation. While we were disappointed in the level of bookings for the first quarter, we believe the shortfall occurred for several reasons, including the deferred signing of several large contracts from the first quarter to future quarters, as well as the historical experience at Amcom of slower bookings during the first quarter of the year. In addition, Software bookings are known to be volatile from quarter-to-quarter due to the long sales cycle for software solutions and the timing of corporate decision making.

The Software Backlog reached a record high $23.7 million at March 31st, a slight increase from the fourth quarter, and an increase of 25.9 percent when compared to $18.9 million a year ago. The Backlog consists of all previous purchase orders received from customers not yet recognized as revenue.
Finally, the Maintenance Renewal Rate for Software was 99.6 percent in the first quarter, compared to 99.4 percent in the fourth quarter.

Total Company

On a consolidated basis, Total Revenue for the first quarter was $56.7 million, compared to $58.9 million in the fourth quarter and $57.3 million in the year-earlier quarter. Revenue from Wireless totaled $44.3 million in the first quarter, compared to $46.5 million in the fourth quarter and $52.5 million in the first quarter of 2011. Revenue from Software totaled $12.5 million in the first quarter, compared to $12.4 million in the fourth quarter and $4.8 million for the 29-day period ended March 31, 2011. On a pro forma basis, reflecting Amcom results for the full first quarter of 2011 and excluding purchase accounting adjustments, total consolidated Revenue for the year-earlier quarter would have been $65.6 million.

First quarter Operating Expenses (excluding depreciation, amortization and accretion) were $38.0 million, with $26.8 million for Wireless and $11.2 million for Software, a decline of 6.5 percent from $40.6 million in the fourth quarter. Operating Expenses in the first quarter of 2011 included one-time acquisition related costs. Excluding these costs, recurring Operating Expenses for Wireless decreased 18.0 percent from the year-earlier quarter, once again outpacing the 14.8 percent annual rate of Wireless Revenue decline (which excludes systems sales). First quarter recurring Operating Expenses for Wireless represented 60.5 percent of Wireless Revenue, compared to 62.2 percent for the first quarter of 2011.

Payroll and Related Expenses (which includes commissions), totaled $19.2 million for the first quarter, including $11.9 million for Wireless and $7.3 million for Software. Payroll and related expenses for Wireless declined 11.7 percent in the first quarter from the year-earlier quarter. For our Software business, Payroll and Related Expenses represented 65.3 percent of its operating expenses (excluding depreciation, amortization and accretion expenses) in the first quarter of 2012.

Company-wide Headcount at March 31st was 685 full-time equivalent employees, including 420 for Wireless and 265 for Software, compared to 740 full-time equivalent employees a year earlier, with 495 from Wireless and 245 from Software. On the Wireless side, Headcount declined 15.2 percent from the first quarter of 2011, while the number of Software employees increased 8.2 percent. Going forward, we will continue to adjust staffing levels as necessary to meet anticipated requirements for both our Wireless and Software businesses.

Site Rent Expense declined 4.2 percent to $4.8 million in the first quarter versus the prior quarter, and 30.4 percent from the year-earlier quarter. The decrease reflects additional savings from our ongoing network rationalization program, including the continued elimination of transmitters and the relocation of existing transmitters to lower cost sites. At March 31st, we operated 4,945 active transmitters, compared to 4,991 transmitters at year-end 2011. We reduced the number of our “paid” active transmitters to 2,554 at March 31st from 2,611 at December 31, 2011, a reduction of 2.2 percent, while the number of transmitters located at customer-provided sites increased to 2,391 — that is, those with no associated rent expense — represented 48.4 percent of our active transmitters at the end of the quarter.

Beyond Payroll and Related Expenses and Site Rent Expenses, All Other Recurring Expenses (excluding depreciation, amortization and accretion) for Wireless in the first quarter totaled $10.1 million, compared to $12.3 million in the first quarter of 2011, a reduction of 18.1 percent, while All Other Recurring Expenses for Software in the first quarter of 2012 totaled $3.9 million.

Depreciation, Amortization and Accretion Expense was $4.5 million in the first quarter, with $2.8 million for Wireless and $1.7 million for Software, compared to $4.4 million in the fourth quarter, with $2.9 million for Wireless and $1.5 million for Software.

Consolidated EBITDA for the first quarter was $18.8 million, or 33.1 percent of revenue, compared to $17.9 million, or 31.2 percent of revenue, in the year-earlier quarter. On a pro forma basis, excluding purchase accounting adjustments and one-time acquisition related expenses, EBITDA in the year-earlier quarter was $21.7 million, or 33.0 percent of revenue. First quarter EBITDA included $17.5 million from Wireless, or a margin of 39.5 percent, and $1.3 million from Software. A schedule reconciling Operating Income to EBITDA has been included in our earnings release.

Capital Expenses in the first quarter were $1.6 million, with virtually all of it from the Wireless business, compared to $1.5 million in the first quarter of 2011. Capital expenses were primarily for the purchase of paging devices.

Net Income for the first quarter was $8.5 million, or $0.37 per fully diluted share, compared to $40.7 million, or $1.82 per fully diluted share, in the first quarter of 2011. Net income for the year-earlier quarter, which reflected 29 days of the Software business, included a purchase accounting adjustment to maintenance revenue, one-time acquisition related expenses, and a $32.4 million reduction in the deferred income tax asset valuation allowance and a corresponding reduction in income tax expense. Excluding those adjustments, Net Income for the first quarter of 2011 would have been $10.9 million or $0.49 per fully diluted share.

Turning to the balance sheet, we ended the quarter with a cash balance of $37.5 million and debt balance of $3.25 million. On April 6, 2012, after our LIBOR contract and prepayment penalty expired, we repaid the remaining debt balance of $3.25 million and once again became a debt-free company. As you recall, we funded the Amcom acquisition through a combination of cash and $51.9 million of debt, and we were able to repay the debt in just over one year. Please note that our credit facility remains in place and provides us with $40.0 million in borrowing capacity to address opportunities for creating long-term stockholder value.

Finally, with regard to financial expectations for 2012, we are maintaining the guidance we provided earlier this year. To reiterate, we currently expect Total Revenue for 2012 to range from $214 million to $232 million, Operating Expenses (excluding depreciation, amortization and accretion) to range from $156.5 million to $163.5 million, and Capital Expenses to range from $7.5 million to $10 million. I would remind you that our projections are based on current trends and are always subject to change.

With that, I’ll turn it back over to Vince.

Mr. Kelly: Thanks, Shawn.

Before we take your questions, I want to comment briefly on a few other items that may be of interest:

•	First, I will provide a quick update on some of our Sales and Marketing activities in the first quarter;

•	Second, I will comment on business development activities in our Software subsidiary.

•	Third, I’ll briefly review our current capital allocation strategy.

•	And, finally, I’ll comment on our upcoming Annual Meeting of Stockholders and plans to host an informal meeting for financial analysts immediately following our Stockholders Meeting.

With respect to Sales and Marketing activities, both our Wireless and Software businesses continued to aggressively pursue new business opportunities during the first quarter.

On the Wireless side, we continued to sell wireless messaging solutions to our target market segments of Healthcare, Government and Large Enterprise. These core segments represented approximately 91 percent of our direct subscriber base at March 31st, compared to 89 percent a year ago. They also accounted for approximately 86 percent of our direct paging revenue in the first quarter, compared to 84 percent in the year-earlier quarter.

During the quarter, our Wireless team continued to focus on its four primary goals: develop new account relationships; expand business within existing accounts; retain our most valuable customers, especially within Healthcare; and generate sales opportunities for our Software sales team. As a result of these efforts, our Wireless sales group met or exceeded expectations for subscribers, gross additions, retention, and revenue for the quarter, with our Healthcare segment once again contributing the highest number of gross placements and fewest number of disconnects. We believe continued strong demand for our Wireless products among Healthcare subscribers can be attributed in part to our acquisition of Amcom Software due to its extensive presence and positive reputation throughout the Healthcare industry.

Our Wireless team also made significant progress in developing new accounts as well as expanding business within existing accounts during the first quarter. This included seven new hospital accounts and six sizable additions to existing accounts, with three each in the Healthcare and Large Enterprise sectors.

Our Wireless group also continued to generate key sales leads and opportunities for our Software sales team. In fact, both sales teams worked together during the quarter to develop an impressive cross-divisional sales opportunity funnel, a collaborative initiative that we are managing aggressively to take advantage of these targeted sales opportunities. In particular, our sizable combined market share in the Healthcare industry has yielded significant access to target-rich cross-selling and re-selling opportunities, and we are focusing considerable sales and marketing resources around this effort.

As for our Software business, our sales and marketing team started the year with a broad collection of business from different markets segments, including new and existing customers in Healthcare and Government, followed by Large Enterprise and Hospitality. While the demand for Software solutions remains strongest in North America, our team brought in several solid orders from the Middle East and Asia. The biggest sellers continue to be solutions for call center management, clinical alerting middleware, critical smartphone communications, and emergency notification.

Our Software sales and marketing team launched two new solutions of its own to the Healthcare market during the quarter. Amcom Care Connect, enhances patient care by helping busy doctors coordinate and execute phone conversations despite their hectic schedules. Amcom Duty Hours Tracking, helps teaching hospitals stay compliant with guidelines on how many hours residents can work. Both of these solutions had previously been requested by our Healthcare customers, so we were delighted to be able to devise products for them that are tailored to meet their day-to-day patient care needs.

We are also excited about the Critical Test Results Management solution Amcom acquired from IMCO Technologies in a cash transaction earlier this week. We believe it provides us with extensive expertise in the field of critical test results management, and adds to Amcom’s already impressive portfolio of software solutions used in clinical settings. Many of Amcom’s hospital customers had been looking for this specific solution, so we were particularly pleased to be able to provide it for them.

Turning to our Software sales strategy, I wanted to take a minute today to comment on several steps we are currently pursuing to enhance our Software sales prospects over time.

As we noted, our lower-than-expected bookings were primarily due to three factors: (1) a number of large contracts targeted for completion in the first quarter slipped; (2) Amcom’s first quarter bookings over the past four years have consistently been lower than the other three quarters of the year; and (3) first quarter bookings were unfavorable compared to the year-earlier quarter in which Amcom booked one extremely large order, absent which, year-over-year operations bookings would actually have been 18.3 percent higher. That said, I would remind you again that the timing of a typical Software sale is far less predictable than it is for a Wireless sale. As a result, going forward we would expect to report increased Software bookings over time, but quarter-to-quarter results may fluctuate up and down.

However, unrelated to the vagaries of the software sales cycle, we have been moving forward in recent months with additional investments in our Software sales organization. These investments resulted in part from a detailed analysis of several comparably sized software companies, the essence of which is that we are underinvested with respect to our Selling & Marketing function on a relative basis.

We realize, of course, that every software company is different and taking a cookie-cutter approach to investing in sales and marketing isn’t necessarily going to produce similar results for us. Nonetheless, we believe there is substantial merit to our research showing our current Software sales operations are at least somewhat under-funded and, as a result, we have begun to address the issue with several new hires and organizational changes. While we also recognize there are various demands on use of our cash, we believe the strength of our paging results in recent quarters will allow us to effectively pay for this Software investment with part of our excess cash flow.

With respect to our overall capital allocation strategy, I would note once again that our Board of Directors and management remain committed to our long-stated goal of creating stockholder value.

We began paying special cash distributions in 2005 and have paid quarterly cash distributions – as well as special cash distributions from time to time — since 2006. We also initiated a share buy back program in 2008, which was suspended a year ago following the Amcom acquisition. As I noted earlier, we have now paid out a total of $446.0 million in distributions, dividends and share repurchases over the past seven years in addition to paying off all debt of $191.9 million from our 2004 merger and our 2011 acquisition of Amcom.

With regard to how we plan to allocate capital going forward, our Board and management will continue to assess all options. As I mentioned on our last earnings call, the Board will continue to review the most appropriate level for dividend distributions based on cash flow projections as well as our need for strategic capital to pursue additional acquisitions. With respect to our suspended stock repurchase program, the Board is continuing to evaluate the program against the Company’s competing capital requirements for 2012.

Future decisions regarding capital allocation will be weighed against all other opportunities for creating long-term stockholder value, including additional acquisitions or other strategic investments that might provide enhanced revenue and cash flow stability, or allow further use of our sizable deferred income tax assets. As you know, we have committed considerable resources toward the Healthcare industry in recent years, including our acquisition of Amcom, and we will continue to review acquisition opportunities in this space. In the meantime, we will continue to manage our balance sheet prudently by maintaining ample liquidity to support our working capital requirements.

Finally, as we announced in our press release, we will host an informal meeting for financial analysts and other investors immediately following our Annual Meeting of Stockholders on May 16th in Alexandria, Virginia. The Annual Meeting of Stockholders, which will be open to stockholders only, will begin at 9:00 a.m. Eastern Time at The Westin Alexandria hotel. After adjourning the Annual Meeting, which we expect will be fairly brief, we will proceed with the meeting for financial analysts and all other investors that we anticipate will run from 9:30 a.m. until approximately 10:30 a.m. All members of our executive team will be in attendance, including myself, Shawn Endsley, our CFO, Chris Heim, President of Amcom, Dan Mayleben, COO of Amcom, and Jim Boso, EVP of Sales & Marketing for USA Mobility Wireless.

At that time we plan to review the Company’s business strategy and outlook, including further details about our Software business. In addition, we will be happy to respond to any questions you might have for us. Following the meeting we plan to file a copy of the Presentation with the SEC in the form of an 8-K as well as make it available on our Company website. All investors are welcome to attend. For any of you who plan to be there, I would ask that you please RSVP to my assistant, Stacy Sloan, at 703-269-6950 or stacy.sloan@usamobility.com. We look forward to seeing you there.

In summary, we are very pleased with our first quarter results. We are also pleased to be off to an excellent start in 2012 and to continue to re-position our Company for a successful future. Our Wireless and Software businesses made considerable progress by continuing to enhance each other’s sales potential and creating a solid platform for future growth. While the demand for paging over time continues to erode in favor of Wireless alternatives, the value of paging for critical messaging remains high and should allow us to continue to generate solid cash flow for the foreseeable future. At the same time, our Software business enjoys an enviable position in the growing mission-critical communications space at a time when sources of data and ways to communicate are exploding. With our recent focus on application development, Amcom now has the range of software solutions, organizational capacity and know-how to meet the needs of our growing customer base.

In short, the combined strengths of USA Mobility Wireless and Amcom Software complement each other very well and we expect to leverage those strengths for the foreseeable future. As usual, we will continue to keep you updated on our progress and other corporate events through press releases and future investor calls.

At this point I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator...

Operator: Thank you. Ladies and gentlemen, if you do have a question, please press star 1 on your telephone keypad. If you’re joining us by speakerphone, please ensure mute function has been turned off to allow your signal to reach our equipment. Again, that is star 1 on your telephone keypad. We’ll pause for just a moment to allow for everyone a chance to signal.

And we’ll take our first question from Brent Morrison from Strome Group.

Brent Morrison: Hi, guys.

Mr. Kelly: Hi.

Brent Morrison: Looking at the Software business, when you guys acquired it, you know, about a little over a year ago, it looked a little bit more profitable than it is now, I think about $11 million in EBITDA. I think the last couple quarters it’s been flat or EBITDA break-even or maybe a million-and-a-half. Have you guys made additional investments since you acquired Amcom?

Mr. Kelly: Absolutely. We have expanded both the research and development spend and we’re also in the process of expanding the sales and marketing spend. Amcom was running at a higher margin than it’s running at now when it was a standalone company.

It had bank covenants. It had a number of things to do which we think were holding it back from being able to create higher top line growth over the long term, specifically in the areas of the applications and new products that we’d like to roll out in terms of the timing of that rollout schedule.

So yes, for 2012, we had increased the spend. But I’m talking about in total, you know, maybe an extra million dollars for the year in research and development and probably, depending on when we get some more traction and some of these sales hires, maybe another million dollars this year in selling and marketing which could grow to maybe at most another $2 million in next year’s budget from the historical kind of forecast that we had for the business.

So yes, we have increased the spend and that’s why you’re seeing that.

Brent Morrison: Okay. Because we’re talking about $10 million, right, in additional cost since you’ve acquired it?

Mr. Kelly: I don’t think so.

Brent Morrison: No. Yes, maybe not. Maybe about $5 million, right? Let me scratch that. So I see you guys have hired about 15 people at Amcom year-to-date?

Mr. Kelly: Yes. Dan, did you want to take that?

Mr. Mayleben: Yes. That’s correct.

Brent Morrison: Okay. And I was curious, is that sprinkled across R&D, sales and marketing or is that heavy in one side and then you’re going to additionally add to sales and marketing going forward? Is that what you’re kind of viewing (in 2)?

Mr. Heim: Yes, this is Chris. Most of those hires have been in R&D initially as we came out with some of these new products. The next phase will be heavier in the sales and marketing side.

Brent Morrison: Okay. And then just my last question would be regarding this new acquisition at Amcom, now it looks like it’s a pretty small bolt-on type acquisition. What are the — when you guys did your analysis on — before making the acquisition, what do you think you can — is that a cross-selling or is that — that’s going to get people off the fence and sign contracts to add this functionality? What’s the thesis there?

Mr. Kelly: Chris, do you want to take that?

Mr. Heim: Yes. I think there’s a number of factors that drove us to make this particular acquisition. As we had talked to, our sales team and our customers were both asking for this type of solution and I think it also jives very well with our mobile strategy and reinforces that. So this is — becomes another clinical feed into our Amcom Mobile Connect product which is a closed loop smartphone messaging application.

And then finally, you know, this is a hot area for investment. The Joint Commission has identified Critical Test Results as the number two patient safety goal for the last year and prior years as well. So a number of factors kind of came together to force this Critical Test Results really to the top of the list.

Brent Morrison: Okay. Well good, I hope that drives — that helps you, you know, get some of these contracts back in. That’s all for me.

Mr. Kelly: Thank you.

Operator: We’ll take our next questions from Jim Altschul with Aviation Advisory Service.

Jim Altschul: Good morning, gentlemen. First of all, when I became a stockholder a few years ago, all of the distributions qualified as return of capital. And I believe it is related to your earnings and profits position.

And now a substantial portion of the distributions are deemed to be ordinary dividend. Why the change and what do you anticipate the breakdown for the treatment will be for this year and next? Or is that something you’re not able to forecast at this time?

Mr. Endsley: Yes, this is Shawn Endsley. The determination as to whether or not a distribution is return of capital or a regular dividend distribution is based upon the earnings and profits calculation.

This year, we anticipate that all the dividend will be a taxable dividend and we foresee that to be the case going forward. We don’t anticipate that we will have any return of capital either in 2012 or 2013.

Jim Altschul: Now, why does it change?

Mr. Endsley: Basically based upon the IRS determinations with respect to how you calculate earnings and profits. We have basically positive earnings and profits for 2012 and we expect that in 2013. It’s different than the calculation for purposes of taxable income for use on your income tax return.

Jim Altschul: Okay. And if I may slip in another question on a completely different subject, tradition — your — if I’m remembering correctly, your second — number two market after Healthcare was Government particularly first responders. And you haven’t talked about that lately. What are the trends in that segment of your business for the Wireless?

Mr. Kelly: The trends are not nearly as good as they are in Healthcare. We’re just seeing a lot of state and local governments continuing to reduce headcount. And that’s impacting us, you know, in terms of our business on the Wireless side in that segment in particular.

But, you know, it also impacts us on the Software side too. So it certainly has slowed down — we’ve put a schedule out that goes with our press release. And if you kind of look at — in the back of those schedules there’s one that talks about supplemental information by market segment. You can kind of see how the gross disconnect rate has trended by segment. And you can see Healthcare, Government, Large Enterprise.

But, I mean, it’s not getting any better in Government, let’s put it that way. And I don’t when to expect, quite frankly, that trend to change. I don’t think it gets a ton worse but I don’t see a lot of growth in government jobs anytime soon.

Jim Altschul: Thank you very much, gentlemen.

Mr. Kelly: Thank you.

Mr. Endsley: Thank you.

Operator: We’ll take our next question from Mark Phelan with M22 Capital.

Mark Phelan: Hi, good morning, gentlemen. I wonder if you could kind break down in more granularity your Software sales that is not maintenance. So like if you could kind give me - you guys quote off in the $130,000 average ticket price for new sales. Then you also kind of quote in the past like a $60,000 add-on sale average ticket price.

If you could kind of break that down into, I guess, the number of products of your suite that you sell within each ticket and then, you know, the frequency of each ticket, maybe per year. Or some - just some sort of granularity so I can kind of estimate what your actual market is going forward, I’d appreciate it.

Mr. Kelly: Okay. Well, we don’t disclose a lot of that information the way you’re asking for it in our regular filings. But what I think we can do — and Dan, you’re probably the best person to do this — is give you an idea of what those typical sales look like and how they break down.

Mark Phelan: Great.

Mr. Mayleben: So on a typical — the breakdown on $130,000 to $135,000, that deal would look like about $70,000 of software, about $40,000 of professional services, about $10,000 in hardware or equipment and then about $15,000 and — or $14,000 in ongoing maintenance and support.

Mark Phelan: Okay. And then can you — when you make a new sale, you know, the suite of products you have, does that include — you know, on average, what does include? And obviously — I would assume that doesn’t include — I mean, I think you guys have six to eight products, maybe more. Does that include three or four of them? Or on average, what does that entail? If you could just give me some anecdotal kind of...

Mr. Mayleben:Yes, our initial sale probably consists of about three modules. And then we try to add additional modules back every year.

Mark Phelan: Okay. And then when you make those additional module sales, so that’s not maintenance, that’s sort of accounted for as new sales. Is that right?

Mr. Mayleben:Yes, that is accounted for as additional Software sales. That is not included in the maintenance.

Mark Phelan: Okay. And then, you know, given your specific target industries, is there one product that really dominates versus your other suite of products, you know, for, say, Healthcare versus — or for Healthcare or, say, for Hospitality?

Can you kind of give us some trends as where — what I’m looking for is just how — you know, kind of uptake on your individual products and, you know, what your customers are saying and, you know, what are some things you can give me that confidence that you’re going to have growth in the future.

Mr. Heim:	Vince, you want us to take that?
Mr. Kelly:	Yes, go ahead.

Mr. Heim: All right. You know, we’re seeing great growth in middleware which is the ability to connect input in — from clinical systems to wireless devices.

We’re also seeing great growth in the mobile products which is a relatively new product for us and so smartphone messaging and — which is really kind of morphing into a smartphone communications platform. And we’ve got some new developments coming up on that as well.

We also have the two new products which we’re very optimistic about and also this new acquisition. So we think there’s plenty of growth drivers. We’re also seeing some nice grow in the Middle East as well and expect to close some large deals there this year.

Mark Phelan: Got it. One last question, if you don’t mind. Can you kind of tell me, when you approach a customer, what’s your, you know, primary value proposition to them in terms of what your product can add?

Is it it makes things more efficient or it cuts cost? That’s — I — you know, in your Web site you have a bunch of examples where you cut call center costs for hospitals. Can you kind of give me some, again, so maybe some anecdotal evidence or some granularity on that?

Mr. Heim: Yes, I think — we really instruct our salesmen to discover the needs of our customers and then try to address those needs. But there’s really kind of a two-phase approach. Number one is increased efficiency which can result in cost but it also can result in caregiver efficiency. And then the second is enhanced patient safety or enhanced patient satisfaction.

So if you look at communication it’s absolutely critical to effective patient safety and to patient satisfaction so a lot of our solutions do a great deal to enhance both those measures.

Mark Phelan: Got it. And then last question, do you — in terms of the Healthcare market, it’s the hot market. Have you guys seen increased demands — or I should say, increased interest in your products?

Or do you feel like there’s some fiscal restraints given the overall economy that’s maybe holding you back from getting those sales you guys thought you’d get, you know, when you initially started with them — United States Mobility.

Mr. Heim: Yes, I think — go ahead.

Mr. Kelly: Let me start with this one because, you know, one of the things that we’re still seeing and there’s still some residual — and I’m not sure how much longer this goes on and you might talk about this too, Chris. But, you know, there’s a big push for these hospitals to get more efficient, get rid of their paper records and get this electronic medical records project done.

And all these kind of software buys are CAPEX buys. And they go into, you know, annual budget cycles. And a lot of these hospitals are still struggling with that project, quite frankly, and they’re still working on doing that. And that’s sucking up a lot of the resources that would otherwise be available for some of our middleware and some of our other products and services.

You know, it’s not across the board. Some hospitals are way down the path and they’re wrapping the project up. Others are still struggling with it. So we’ve found that going on a little bit.

And I think there’s some general uncertainty out there because when we review our pipelines and we get with our sales managers and we look at our sales reps and we see what they have in the hopper and we had some great deals in the first quarter that we thought were going to close in the first quarter. And those deals haven’t gone away.

They’re just — the customers seem to be moving slower. And I don’t know if it’s just the EMR issue or if it’s just the overall economy but they’re moving slower with their CAPEX (pledges) than we thought they would. However, they’re still planning and they’re still going forward. It’s just a question of the speed with which they’re doing that.

Chris, is there anything you want to add to that?

Mr. Heim: No, I think that’s perfectly said.

Mark Phelan: Do you guys notice — you know, your software kind of overextends into other product areas. I mean, is there any chance that maybe a competitor that you hadn’t seen before, maybe a bigger one, is encroaching on your market? Or do you just think that it’s kind of more the reasons you just stated?

Mr. Kelly: Well, I think it’s more the reasons I just stated. You know, one of the things where we actually benefit — and I don’t — guess we haven’t talked about this in awhile — but Amcom Software solutions work very well with a lot of other software products and services.

So if you’re a very big hospital and you’ve got, you know, 17 different systems in your hospital and you want to add one or two pieces of middleware to have increased functionality and make those other systems communicate better, you can come to Amcom. Amcom acts like Switzerland and we can solve your problem.

You can’t necessarily go to McKesson or go to some of these other big companies and do that because they want to sell, if you can imagine, (indeed) — they want to sell their whole solutions and they’re not willing to open up as much as we are and be the Switzerland to connect disparate products and services.

So I don’t see that as much of the issue as I do, you know, what we were talking about just a couple minutes ago. I mean, Chris?

Mr. Heim: I totally agree with you, Vince.

Mark Phelan: Got it. That’s all I have, appreciate it. Thanks for your candor.

Mr. Kelly: Thank you.

Operator: And as another reminder, that’s star 1 to ask a question today. We’ll take our next question from Keye Chow with Credit Suisse.

Keye Chow: Yes, hey, good morning, guys. First of all, you know, great job on the Wireless side. You — pretty amazing how you guys keep plugging away there.

I wanted to focus my questions on the Amcom business too. I mean, you’ve owned this business for 4-1/2 quarters now. And when I look at the results, you know, year-on-year, the pro forma revenues sort of apples to apples is down. And more — I guess more disturbingly, the product revenue is not growing and actually has been declining since the second quarter of last year.

And, you know, what’s — I mean, can you kind of (divide), you know, big deals getting pushed out or other issues. I mean, what’s going on in terms of these — the close rates? Are there issues in the sales force in terms of turnover or need for different skills sets?

I’m just really kind of curious as to you when you guys look at these numbers that you’re showing to us, you know, this is a business that we kind of expected would grow product revenues year-on-year and it’s going the other direction. I mean, maintenance is doing great.

So, you know, just really want to kind of maybe have a frank discussion about that.

Mr. Kelly: Yes, well first of all, Keye, let me just say right up front and make it very clear to everybody we are not happy with the results in Amcom Software and we expected the results to be better. And we still expect the results to improve.

Now this is a business that has a 99.6% — at least in the first quarter that was the renewal rate on our maintenance. So it means that the applications are very sticky. There’s nothing wrong with the applications. The customers love them once they get them in there.

I’ve met with some of the customers. We have an annual conference which I would encourage you to come to this year and see some of the applications and solutions yourself and meet with some of these people and these customers. We’re going to do it down in Orlando in November.

But it’s a great company. It’s great software. I think one of the things that’s happened is the conversation we had a couple minutes ago about the cycle being pushed out. We’re disappointed in that.

I also think, frankly, we have underinvested in our sales force. It’s a conservative company. It’s been a conservative management team that was running with kind of a different mentality than just a pure growth mentality. It was generating very good cash flow margins. And I’d rather have less cash flow margins and better growth.

So we’re clearly in a transition time. I’ve clearly been spending most of my time on this particular issue over the last couple quarters. And I can tell you right now that’s our focus and we’re going to fix it and the Company’s going to do better. It’s that simple.

Chris, do you want to add anything to that?

Mr. Heim: No, I think that’s well said. We do have a tough comparison in that we booked a very large order in Q1 last year. If you remove that, as Shawn said, from our Q1 bookings, our bookings were up 18% year-over-year in terms of product bookings and that shifts in Q2 of last year. So we are very optimistic about the business. We just need better results.

Mr. Kelly: And I want to also say, Keye, I mean, I don’t want to make excuses. And we’re not making excuses. We are not satisfied with our performance in this segment and we’re going to do better. That’s our plan and we’re going to focus on that and make it happen.

Keye Chow: Okay, thanks. I would just like — so you explained very well that the purchasing environment has gotten more difficult over the last few quarters. And based on what you guys have said in terms of the pipeline, you know, the bookings have been okay. The pipeline, you said, has continued to grow and it’s benefited from the cross-selling.

So it seems to me like — just being an outsider looking in — that there’s some issue with close rates. And that there is — you know, I’m just kind of curious as to whether there is issues going on in the sales force? Has there been turnover? Has there been — you know, has there been issues that you can share with us as to why, you know, besides the customer sort of slowness to close deals, why deals are not closing?

Mr. Kelly: I don’t think there’s a whole lot we can add to what we already said.
Keye Chow:	Okay.

Mr. Kelly: There’s not been a lot of turnover in the sales force. We’re going to be adding to sales and folks that don’t sell, they’re not going to be making any money so they may end up leaving just because they’re not making any money. We’ll bring better ones in if that’s case.

I don’t anticipate that because I think really a lot of these things have been pushed out. And I’ve had what you don’t have which the good fortune to be able to put eyeballs on these prospective leads and look at these contracts that almost closed in the first quarter and they got pushed out.

But you know what? We’re not satisfied with the results. We’ll continue to focus on it until they get better.

Keye Chow: Okay, great. Thanks.

Operator: And we have no further questions so I’d like to turn the conference back over to Vince Kelly for any additional or closing remarks.

CONCLUDING COMMENTS:

Mr. Kelly: Thank you for joining us today. We look forward to speaking with you after we release our second quarter results. Thanks again and have a great day!